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                                                                    EXHIBIT 99.1

Good morning and welcome to our conference call.

With me today I have Dr. Rajesh Shrotriya, President and Chief Operating Officer and Dr. Jay Huff, Vice President Medical Affairs.

Before we begin the presentation, let me remind everyone that this presentation contains forward-looking statements regarding future events and the future performance of NeoTherapeutics and our subsidiaries that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchanges Commission.

This morning, we issued a press release disclosing the preliminary results from our pivotal trial of Neotrofin in Alzheimer's disease, if you have not seen the release, a copy is available on our website at www.neot.com. While I am disappointed that Neotrofin did not meet the pre-determined 12 week pivotal endpoints in this study, I am proud of the efforts of our clinical and regulatory teams in managing and conducting this study. This, large study was completed in approximately one year and compliance with good clinical practice was excellent. The skills and attention of our clinical team are now focused on our ongoing trials in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy, as well as on preparing for the upcoming launch of our phase 3 trial of satraplatin in prostate cancer.

I would like to turn the call over to Dr. Huff to discuss the Alzheimer's trial preliminary results and provide an update on the other clinical trials.

(Jay Huff)
Thank you and good morning everyone.

As Dr. Glasky indicated, we issued a press release this morning on the preliminary results from our pivotal trial of Neotrofin in patients with Alzheimer's disease, and unfortunately we did not achieve the predetermined outcomes favoring Neotrofin over placebo necessary to meet current FDA requirements.

The trial enrolled 521 patients with probable Alzheimer's disease. 262 patients received Neotrofin and 253 patients received placebo during the first twelve weeks. 39 of the patients who received Neotrofin for the first twelve weeks received placebo during the second twelve weeks. All other patients received Neotrofin during the second twelve weeks.

The primary endpoints, or measurements, that were used to evaluate the efficacy of Neotrofin were the Alzheimer's Disease Assessment Scale-Cognitive Subscale (ADAS-cog) and the Alzheimer's Disease Cooperative Study-Clinician's Global Impression of Change (ADCS-CGIC) - the endpoints used by Aricept and the other cholinesterase inhibitors that have been approved by the FDA for marketing. Secondary endpoints were also measured, and Neotrofin did not show significantly better results than placebo on those outcome measures either. On Friday, April 26th, our clinical advisory board reviewed the results and confirmed our findings.

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Our current clinical plan for Neotrofin is to complete our studies in
Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy. Further clinical development of Neotrofin has been suspended unless we see positive results from these other neurodegenerative studies or we consummate a development alliance agreement with another pharmaceutical company. We expect to complete the Parkinson's disease and spinal cord injury studies before year-end, and expect to report results from the Chemotherapy induced neuropathy trial in 2003.

The focus of our clinical team has now been directed to our other phase 3 drug, satraplatin. Over the past couple of months, we have worked on the protocol for a phase 3 trial in prostate cancer. This protocol, along with a request for a meeting are being sent to the FDA. We hope to meet with the FDA shortly. After receiving their input into the protocol design and an agreement on acceptable endpoints, we plan to launch our study. As many of you know, satraplatin showed a survival advantage in a partially completed phase 3 study conducted by Bristol-Myers Squibb. We have analyzed that study and previous phase 2 studies of satraplatin very carefully, and have designed a study that we think will satisfy FDA requirements and maximize the potential for positive results. We are committed to the same high standards in terms of enrollment, compliance and quality assurance.

Now, I would like to turn the call back over to Dr. Glasky.

Thank you Jay.

About 18 months ago, we hired Dr. Shrotriya as President of NeoTherapeutics. Since joining the Company, he and the rest of our team have made tremendous progress in building a diverse company with many components of value. Our team has succeeded in finding additional opportunities. As we indicated in our press release, and as Jay indicated in his remarks, we will not initiate additional studies of Neotrofin in Alzheimer's disease until we either see positive results from one of the other three ongoing studies, or complete an alliance agreement with a pharmaceutical company for the development of Neotrofin. I would like to now turn the call over to Dr. Rajesh Shrotriya to discuss where we plan to focus going forward.

Thank you Al, and good morning everyone.

Today, we complete ONE chapter in the development of Neotrofin, and turn our attention to the many product opportunities we already have in-house, including our other phase 3 product, satraplatin. We believe that oncology approvals are more predictable as the outcome measures are generally more black and white. Satraplatin also enjoys a proven mechanism of action, as it is the third generation in a family where the two previous generation drugs (carboplatin and cisplatin) have been approved and sell approximately $800 million per year. Our partner in development, Johnson-Matthey discovered all three drugs, and the President of our oncology division, Dr. Gino Lenaz, has been involved in the development of all three. I have personally seen this formula succeed in the past, and we are committed to seeing that it succeeds again.

So, our focus going forward will be to meet with the FDA and launch our phase 3 study of satraplatin in prostate cancer. We will likely launch a number of additional, phase 2 studies of Satraplatin in other cancer types, such as refractory prostrate, ovarian and gastric cancer. This is based on favorable phase 2 studies in these indications by Bristol Myers, and on our strategy to pursue parallel regulatory approval paths and to expand usage in other cancer-types.

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Following behind satraplatin, would be the completion of the phase 2 study of
Neotrofin in chemotherapy-induced neuropathy. We have talked in the past about the data showing Neotrofin's effects in preventing and treating neuropathy caused by chemotherapy in animal models. Enrollment in these studies began in January at one site, and we now have two sites participating. This is a relatively short and inexpensive study, and we seek to partner with a larger pharmaceutical company with a strong oncology franchise to complete development of the drug for this indication.

We also await results from our phase 2 studies of Neotrofin in Parkinson's disease and spinal cord injury, and for our phase 1 / 2 study of Neoquin in superficial bladder cancer.

Our development plans for Elsamitrucin, AIT-034 and NEO-339 include partnering to defray the cost of development. Elsamitrucin is a phase 2 drug that has shown activity in humans in a study of refractory non-Hodgkin's lymphoma patients. AIT-034 has shown significant activity in animal models of severe dementia, and NEO-339 has shown activity in animal models of attention deficit and mild cognitive impairment. Efforts to license out these drugs began late last year and discussions continue.

We also have some very exciting pre-clinical activities, which we believe may be attractive to pharmaceutical partners. As Dr. Glasky mentioned in March, we have developed a platform of anti-psychotic drugs in our labs, and we have been busy meeting with pharmaceutical companies over the last couple of months and sharing the excitement regarding a number of the drugs from this platform. Our plan is to move these discussions forward, and to obtain a partner, or partners, before we proceed with the clinical development of the drugs from this platform. Finally, we have NeoGene, which discovers orphan G-protein coupled receptors and the natural substances that activate these receptors. Last year we licensed out two receptor systems to Pfizer, and this year we look forward to additional agreements with other companies. We also hope to receive milestone payments in the near term on at least one of the existing agreements with Pfizer, as they progress with the development of these systems.

We are mindful of our financial resources and strive to be protective of our shareholders interests going forward. Our strategy is designed to leverage our portfolio of drugs and pre-clinical assets, by partnering with larger pharmaceutical companies that understand the true value of our underlying intellectual property assets. We will strictly manage our resources and focus them on the development of the prime candidates in our portfolio, including satraplatin.

We expect the completion of the Alzheimer's trial to lead to a reduction in our expected burn rate from $2.3 million per month last year to less than $1.5 million per month going forward. We also anticipate taking additional steps to reduce our expenses that we expect will result in further cash flow reductions. On our next conference call we will provide further information and go into more detail on our financials.

Now, I'll turn the call back to Dr. Glasky for some final remarks.


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Thank you Raj. I am very proud of the work and accomplishments of the team we have built here at NeoTherapeutics. As most of you know I brought Raj in as President about eighteen months ago, and he and our entire team have done an outstanding job of broadening the value of NeoTherapeutics beyond Neotrofin in Alzheimer's disease to include many drug candidates and multiple disease targets
- and I am sure that he is not finished.

We have been criticized by some people for broadening our focus at the Company, but I think it is clear how important it was for us to develop other indications for Neotrofin, and to acquire other late-stage drugs for development. We did not do this because we thought Neotrofin would fail, we did this because we had the talent to do it, and doing it made us a better company no matter what the results of the Alzheimer's trial would be.

Alzheimer's is a terrible disease, and there is a huge unmet need for treatment. While we knew that it is a difficult disease to get a drug approval for, given the biological activity that we have seen with Neotrofin in animal models, we felt it was worth the effort given the benefits we could achieve for Alzheimer's patients and caregivers and for our shareholders. We know that there are other, larger pharmaceutical companies out there, that feel the same way that we do, and we hope that we can collaborate with them so that they can support the further development of this potential breakthrough drug.

Now, we focus our attention on accelerating development of our strong and broad product pipeline, including the launch of what we hope will be the final clinical trial of satraplatin - for another important market - prostate cancer. We also look forward to the results from the ongoing Neotrofin studies in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy. And we are excited about the potential for licensing opportunities for NEO-339, AIT-034 and our anti-psychotic platform.

The anti-psychotic platform is especially interesting, as it addresses a 6 billion dollar market in terms of currently marketed drugs, that still has unmet needs in terms of the safety and efficacy. The pre-clinical models for these diseases are predictive, and the drugs from our platform have performed well in these models. All of these things point to our platform's potential as a source for next generation drugs that are safer and more effective anti-psychotics.

We remain committed to frequent and complete updates on our status, and plan on hosting a conference call during the first half of May to provide an update on our first quarter financials.

Now, we would be happy to take any questions you might have.